Exhibit 99.1

Press Release

September 26, 2019	For Further Information Contact: George Lancaster +1-713-966-7676 george.lancaster@hines.com Ewa Borkowska Hines Polska (48 22) 351 24 00 ewa.borkowska@hines.com
HINES GLOBAL INCOME TRUST ACQUIRES SECOND
LOGISTICS FACILITY IN POLAND

(WARSAW, POLAND) Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust (“Hines Global”) has acquired a logistics property in Łódź. The property is a Class A facility designed for storage and light production and will be managed by Hines Polska. Along with its acquisition in Gdansk earlier this month, this acquisition represents Hines Global’s second Polish logistics facility.

Constructed in 2019, the property contains over 36 000 square meters and is fully leased to quality commercial tenants including: Damco Poland- a MAERSK Group company, providing solutions in the field of contract logistics, transport, forwarding, sea and air freight, and Deles Polska-operating mainly in the area of packaging production. Other tenants of the property include Intelligent Logistic Solutions and Panasystem PL-a company specializing in the automotive sector, and Inter Cars-the largest distributor of spare parts for passenger cars, delivery vans and trucks in Central and Eastern Europe.

The location of the warehouse in the eastern part of Łódź guarantees tenants excellent access to urban infrastructure, the A1 motorway, as well as the junction connecting the A1 and A2 routes providing strong regional and Pan-European connectivity.

“Excellent location with access to public transport and top-class warehouse space-these are, undoubtedly, the key assets of the project, which we have just purchased on behalf of Hines Global. I am confident that the building meets the expectations of all tenants-those focused on providing deliveries within Łódź, as well as regional or national distributors,” said Przemysław Iznerowicz, Managing Director at Hines Polska.

Exhibit 99.1

“We are constantly looking for new investment opportunities and in the near future we intend to intensify our activities on the Polish market.”

The purchase of the warehouse was financed by ING Bank Śląski. During the transaction Hines Polska was advised by the law firm Dentons, the tax adviser Crido and the technical adviser DIL Polska Baumanagement Sp. z o.o.

About Hines Global Income Trust
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global Income Trust, visit www.hinessecurities.com/current-offerings/hgit/.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 219 cities in 23 countries. Hines has approximately $124.3 billion of assets under management, including $63.8 billion for which Hines provides fiduciary investment management services, and $60.5 billion for which Hines provides third-party property-level services. The firm has 148 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,362 properties, totaling over 449 million square feet. The firm’s current property and asset management portfolio includes 514 properties, representing over 222 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most respected real estate organizations in the world. Visit www.hines.com for more information.